Ward A. Phelan
February 27, 1998
Page 1


[ESI letterhead]

                                February 27, 1998

Ward A. Phelan, Senior Vice-President
EMPLOYEE SOLUTIONS, INC.
6225 North 24th Street
Phoenix, AZ 85016

Dear Ward:

         I would like to thank you again personally for all you have done to build the Risk Services staff and bring our program forward into a guaranteed cost environment.

         With all of the changes underway, this letter will serve to confirm our recent conversation in which we agreed that a change in your current status was in the best interests of the Company and you personally. By signing below, please indicate your agreement with the following:

         1. You will remain as an employee of the Company and will be paid your current base salary and car allowance through May 31, 2000, at which time your employment will terminate. While you will remain a full-time employee through May 31, 2000, you will not be required to report on a daily basis, nor will the Company require your physical presence at its offices, except as specified in paragraph five below.

         2. During such period, the Company will continue your employee insurance benefits consistent with current arrangements, will make available to you future insurance programs subject to the terms offered to all full time employees, and will continue to pay your ordinary and necessary business mobile telephone expenses in accordance with Company policy. The Company will bill you for non-business related calls or service, and you will promptly remit payment or proof of business relationship. You acknowledge that, in light of the working relationship described in paragraph one above, you will not participate in paid time-off arrangements which might otherwise be applicable (such as paid vacation, sick pay, bereavement pay, jury duty pay, holiday pay or any other similar arrangement).

         3. You are subject to a noncompetition agreement for a period ending May 31, 2002 on the terms set forth in paragraph 15 of your former Employment Agreement (the "prior agreement") except that the territory shall be expanded to include the entire United States. You also are subject to a confidentiality agreement on the terms set forth in paragraph 6 of the prior agreement and shall not discuss any Company matters with anyone, including employees of the Company, except to the extent necessary to perform specific duties required from time to time under paragraph five hereof. Provided that you comply at all times with your confidentiality agreement, we agree that, to the
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Ward A. Phelan
February 27, 1998
Page 2


extent doing so does not interfere with the services to be provided by you to the Company, you may provide consulting services to organizations which do not compete or intend to compete, directly or indirectly, in any business conducted by the Company or its subsidiaries or affiliates.

         4. You hereby resign as an executive officer of the Company and any of its subsidiaries, effective March 15, 1998, and thereafter will no longer function as head of the Risk Services department. At such time, you will also relocate from your current office space. After this, while you will remain subject to insider trading laws in the same fashion as any other employee while you are in possession of material nonpublic information, your transactions in Company securities generally will no longer be reported publicly. At such time as you are no longer in possession of such information, you will not be subject to the Company's pre-clearance procedures with respect to such transactions.

         5.  You  will  provide   those   services  in  the  areas  of  workers'
compensation and risk management as are requested from time to time by the Company, in those fields as specified by the prior agreement and with respect to related matters reasonably requested by the Company. You will also provide assistance from time to time with respect to current or future litigation involving the Company. The Company will provide a work space as needed when such services are requested and will pay or reimburse your qualified expenses incurred in compliance with Company policy in effect from time to time. You will report directly to the CEO/President while an employee of the Company, though it is understood that, upon request, you will work closely in coordination with other Company employees in connection with providing such services. Requests for service will be made in writing (including fax, email or similar transmission) where practicable in the Company's discretion. It is understood that you will have 24 hours to report in person to handle assignments, provided that you agree to keep the Company reasonably advised of your whereabouts and to be available for telephone consultation as promptly as reasonably practicable under the circumstances.

         6. Your current options will remain outstanding pursuant to their terms.

         7. Your employment will be subject to termination only on the terms set forth in paragraph 5 of the prior agreement.

         8. While it is not anticipated that any general announcement will be issued concerning the change in your duties, the Company agrees that it will give you the opportunity to
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Ward A. Phelan
February 27, 1998
Page 3

review and approve disclosures relating thereto, subject to its obligations under the federal securities laws. The Company has not intention of disparaging and will not disparage you or your performance in discussions with outsiders. Similarly, you will not disparage the Company or any of its directors, officers, agents or employees.

         9. The Company will lend you $75,000 on March 15, 1998, which amount shall bear interest at the applicable federal rate. If not repaid by May 31, 1999, you agree that the Company thereafter may obtain payment from time to time by deducting principal and interest from amounts otherwise payable hereunder and/or shares of Company common stock otherwise issuable upon exercise of stock options held by you. You agree that in any event you are personally responsible for payment of any unpaid principal and interest no later than May 31, 2000. If requested by the Company, you will sign a non-negotiable note evidencing these terms prior to receipt of funds.

         10. This letter agreement is our entire agreement and supersedes all prior agreements. This agreement may not be amended except in a writing signed by both of us. It shall be governed by Arizona law, and venue for any dispute shall lie exclusively in Maricopa County Superior Court.

         Thank you again.


                                             Sincerely,

                                             /s/ Marvin D. Brody

MDB:db                                       Marvin D. Brody
                                             CEO & Chairman of the Board


         The terms outlined in the foregoing letter are agreed to and accepted by me this 27th day of February, 1998.

         /s/ Ward A. Phelan

         Ward A. Phelan